News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Net Income Increases 25% to $1.43 Million in the 2019 Third Quarter

MOULTRIE, GEORGIA, October 22, 2019 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB), a full-service community bank holding company, today reported results of operations for the third quarter and nine months ended September 30, 2019. Comparisons are to prior-year period unless otherwise noted.

“We continue to make excellent progress in growing our business. Loans and deposits both saw meaningful growth and when combined with our prudent expense management, we measurably increased our earnings,” commented DeWitt Drew, President and CEO. “We believe we are well positioned to continue to capitalize on future growth opportunities and are confident that our customer-focused strategy will continue to yield positive results as we add new customers and further deepen relationships.”

Third Quarter and Nine-Month Income Highlights

•	Net income increased 25% to $1.43 million, or $0.56 per diluted share, from $1.14 million, or $0.45 per diluted share. Net interest income improved 9% to $5.2 million, primarily due to growth in average total loans of $32.6 million. The net interest margin held steady at 4.08%. The provision for loan losses was up $130 thousand, due to continued loan growth.

•	For the nine months ended September 30, 2019, net income was up 12% to $4.0 million, or $1.56 per diluted share, due mostly to higher net interest income of 9%, or $1.3 million, and increases in noninterest income of 23%, or $704 thousand. Partially offsetting were higher provisions for loan losses of $140 thousand and increased overhead expenses of $911 thousand.

Balance Sheet Trends

•	Total assets at quarter-end were $547.5 million, up 6%, or $32.2 million. Total loans grew approximately 8%, or $28.0 million, to $394.6 million, while continuing to maintain high standards of credit quality. Net charge-offs to average loans were 0.35%.
•	Total deposits of $466.1 million were up $39.9 million, or more than 9%, which reflects a 15% increase in noninterest-bearing deposits and nearly 8% increase in interest bearing deposits.
•	Federal Home Loan Bank Advances were down $13.7 million given the strong deposit gathering activities. The average cost of all interest bearing liabilities increased 24 basis points to 1.19%, while the average cost of interest bearing deposits increased 30 basis points to 1.10%.

Capital Management

•	Book value per share grew 14% to $19.01 at September 30, 2019.

•	In September 2019, the Company paid a quarterly cash dividend of $0.12 per common share. For the year-to-date period, cash dividends totaled $0.36, up 3%. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 91 consecutive years.

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Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, October 22, 2019 at 1:00 p.m. ET. Management will review the financial and operating results for the third quarter 2019, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored at www.sgb.bank.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday,
October 29, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13694758, or access the webcast replay at www.sgb.bank/investor-relations, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$548 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County and branch offices located in Baker County, Worth County, Lowndes County and Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website at: www.sgb.bank.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	September 30,	December 31,	September 30,
	2019	2018	2018
ASSETS
Cash and due from banks	$13,284	$14,051	$14,607
Interest-bearing deposits in banks	10,557	21,448	10,911
Certificates of deposit in other banks	2,977	2,732	1,985
Investment securities available for sale	71,423	58,314	58,576
Investment securities held to maturity	31,167	36,827	36,961
Federal Home Loan Bank stock, at cost	1,715	1,820	2,257
Loans, less unearned income and discount	394,613	376,750	366,645
Allowance for loan losses	(3,505)	(3,429)	(3,078)
Net loans	391,108	373,321	363,567
Premises and equipment	14,021	14,574	14,188
Bank properties held for sale	0	0	212
Foreclosed assets, net	170	128	128
Intangible assets	0	4	8
Bank owned life insurance	6,880	6,779	6,677
Other assets	4,242	4,835	5,293
Total assets	$547,544	$534,833	$515,370
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Interest bearing business checking	$29,388	$28,071	$26,347
NOW accounts	17,875	35,816	20,241
Money market	165,387	158,730	157,631
Savings	33,348	31,849	32,224
Certificates of deposit $250,000 and over	34,495	16,265	24,625
Other time accounts	70,594	81,214	65,019
Total interest-bearing deposits	351,087	351,945	326,087
Noninterest-bearing deposits	115,051	103,695	100,161
Total deposits	466,138	455,640	426,248

Other borrowings	5,814	10,457	12,171
Long-term debt	23,232	21,171	30,600
Accounts payable and accrued liabilities	3,961	3,946	3,900
Total liabilities	499,145	491,214	472,919
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 2,545,776 shares issued (*)	2,546	2,546	2,546
Additional paid-in capital	18,419	18,419	7,207
Retained earnings	27,884	24,841	35,653
Accumulated other comprehensive income	(450)	(2,187)	(2,955)
Total shareholders' equity	48,399	43,619	42,451
Total liabilities and shareholders' equity	$547,544	$534,833	$515,370

* Common stock - shares outstanding	2,545,776	2,545,776	2,545,776

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019*	2018*	2019*	2018*
Interest income:
Interest and fees on loans	$5,552	$4,876	$16,001	$13,641
Interest and dividend on securities available for sale	427	365	1,218	1,059
Interest on securities held to maturity	224	252	711	791
Dividends	31	45	79	112
Interest on deposits in banks	102	90	402	357
Interest on certificates of deposit in other banks	19	12	53	35
Total interest income	6,355	5,640	18,464	15,995

Interest expense:
Interest on deposits	975	630	3,000	1,483
Interest on federal funds purchased	0	1	0	1
Interest on other borrowings	26	106	99	339
Interest on long-term debt	149	130	342	383
Total interest expense	1,150	867	3,441	2,206
Net interest income	5,205	4,773	15,023	13,789
Provision for loan losses	379	249	745	605
Net interest income after provision for losses on loans	4,826	4,524	14,278	13,184

Noninterest income:
Service charges on deposit accounts	234	246	702	737
Income from trust services	55	56	167	178
Income from retail brokerage services	82	90	277	275
Income from insurance services	412	389	1,305	1,194
Income from mortgage banking services	0	1	0	2
Net gain (loss) on the sale or disposition of assets	(1)	(7)	244	(7)
Net gain on the sale of securities	174	0	174	0
Net gain on extinguishment of debt	0	0	143	0
Other income	236	203	724	653
Total noninterest income	1,192	978	3,736	3,032

Noninterest expense:
Salary and employee benefits	2,443	2,431	7,524	7,160
Occupancy expense	341	336	975	920
Equipment expense	303	207	921	585
Data processing expense	412	383	1,220	1,088
Amortization of intangible assets	0	4	4	12
Other operating expense	722	788	2,542	2,511
Total noninterest expense	4,221	4,149	13,186	12,276

Income before income tax expense	1,797	1,353	4,828	3,940
Provision for income taxes	365	209	869	416
Net income	$1,432	$1,144	$3,959	$3,524

Net income per share, basic	$0.56	$0.45	$1.56	$1.38
Net income per share, diluted	$0.56	$0.45	$1.56	$1.38
Dividends paid per share	$0.12	$0.12	$0.36	$0.35
Basic weighted average shares outstanding	2,545,776	2,545,776	2,545,776	2,545,494
Diluted weighted average shares outstanding	2,545,776	2,545,776	2,545,776	2,545,494

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At September 30	2019	2018
Assets	$547,544	$515,370
Loans, less unearned income & discount	$394,613	$366,645
Deposits	$466,138	$426,248
Shareholders' equity	$48,399	$42,451

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Performance Data & Ratios
Net income	$1,432	$1,144	$3,959	$3,524
Earnings per share, basic	$0.56	$0.45	$1.56	$1.38
Earnings per share, diluted	$0.56	$0.45	$1.56	$1.38
Dividends paid per share	$0.12	$0.12	$0.36	$0.35
Return on assets	1.04%	0.90%	0.97%	0.93%
Return on equity	11.92%	10.74%	11.43%	11.20%
Net interest margin (tax equivalent)	4.08%	4.08%	4.01%	4.01%
Dividend payout ratio	21.13%	26.71%	23.15%	25.29%
Efficiency ratio	65.25%	71.01%	69.45%	71.77%

Asset Quality Data & Ratios
Total nonperforming loans	$1,918	$2,123	$1,918	$2,123
Total nonperforming assets	$2,088	$2,251	$2,088	$2,251
Net loan charge offs	$339	$364	$669	$570
Reserve for loan losses to total loans	0.89%	0.84%	0.89%	0.84%
Nonperforming loans/total loans	0.49%	0.58%	0.49%	0.58%
Nonperforming assets/total assets	0.38%	0.44%	0.38%	0.44%
Net charge offs / average loans	0.35%	0.40%	0.23%	0.22%

Capital Ratios
Average common equity to average total assets	8.73%	8.36%	8.46%	8.32%
Common equity Tier 1 capital ratio	12.25%	12.14%	12.25%	12.14%
Tier 1 capital ratio	12.25%	12.14%	12.25%	12.14%
Tier 1 leverage ratio	8.81%	8.89%	8.81%	8.89%
Total risk based capital ratio	13.14%	12.96%	13.14%	12.96%
Book value per share	$19.01	$16.67	$19.01	$16.67
Tangible book value per share	$19.01	$16.67	$19.01	$16.67

Quarterly	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Averages	2019	2019	2019	2018	2018

Assets	$550,737	$545,292	$542,361	$530,054	$509,416
Loans, less unearned income & discount	$389,531	$383,167	$377,995	$373,324	$356,981
Deposits	$467,055	$476,529	$469,726	$444,256	$417,092
Equity	$48,067	$46,067	$44,431	$42,887	$42,581
Return on assets	1.04%	0.95%	0.91%	0.85%	0.90%
Return on equity	11.92%	11.27%	11.06%	10.48%	10.74%
Net income	$1,432	$1,298	$1,229	$1,123	$1,144
Net income per share, basic	$0.56	$0.51	$0.48	$0.44	$0.45
Net income per share, diluted	$0.56	$0.51	$0.48	$0.44	$0.45
Dividends paid per share	$0.12	$0.12	$0.12	$0.12	$0.12

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